Exhibit 99.1

Contact:

Big 5 Sporting Goods Corporation

Barry Emerson

Sr. Vice President and Chief Financial Officer

(310) 536-0611

ICR, Inc.

John Mills

Senior Managing Director

(310) 954-1105

BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2013 THIRD

QUARTER RESULTS

•	Reports Same Store Sales Increase of 1.4%

•	Achieves Third Quarter Earnings per Diluted Share of $0.41 (Including a Net Charge of $0.04 per Diluted Share for Legal Matters)

•	Declares Quarterly Cash Dividend of $0.10 per Share

EL SEGUNDO, Calif., October 29, 2013 — Big 5 Sporting Goods Corporation (NASDAQ: BGFV), a leading sporting goods retailer, today reported financial results for the fiscal 2013 third quarter ended September 29, 2013.

For the fiscal 2013 third quarter, net sales increased to $259.1 million from net sales of $251.8 million for the third quarter of fiscal 2012. Same store sales increased 1.4% for the third quarter of fiscal 2013 from the comparable period in the prior year. As anticipated, third quarter sales comparisons to the prior year reflect a small benefit from the calendar shift of the Fourth of July holiday further into the third quarter this year, which resulted in certain holiday-related sales moving from the second quarter to the third quarter.

Gross profit for the fiscal 2013 third quarter increased to $87.8 million from $83.9 million in the third quarter of the prior year. The Company’s gross profit margin improved to 33.9% in the fiscal 2013 third quarter from 33.3% in the third quarter of the prior year. The improvement in gross profit margin primarily reflects lower distribution costs as a percentage of net sales along with an increase in merchandise margins of 12 basis points.

Selling and administrative expense increased $2.0 million for the fiscal 2013 third quarter over the prior year, but was unchanged as a percentage of net sales at 27.9%. The increase in overall selling and administrative expense was primarily due to a pre-tax charge for legal settlements of $1.3 million, of which $1.0 million was classified as expense and $0.3 million was classified as a reduction in net sales, and expenses of approximately $0.6 million associated with the development of the Company’s new e-commerce platform.

Net income for the third quarter of fiscal 2013 improved to $9.1 million, or $0.41 per diluted share, including $0.04 per diluted share for a charge for legal settlements, from net income of $8.2 million, or $0.38 per diluted share, including $0.01 per diluted share for a store closing charge, for the third quarter of fiscal 2012.

For the 39-week period ended September 29, 2013, net sales increased to $745.3 million from net sales of $696.9 million in the comparable period last year. Same store sales increased 5.3% in the first 39 weeks of fiscal 2013 versus the comparable period last year. Net income improved to $22.8 million, or $1.03 per diluted share, including $0.04 per diluted share for a charge for legal settlements, for the first 39 weeks of fiscal 2013, from net income of $10.9 million, or $0.50 per diluted share, including $0.04 per diluted share of store closing and non-cash impairment charges, for the first nine months of last year.

“We are pleased that for the second year in a row, we have delivered the strongest third quarter earnings per share in our history as a public company,” said Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer. “We achieved these strong earnings results despite sales being negatively impacted by unfavorable summer weather in many of our markets during the peak of our summer selling season. Outside of this period of challenging weather, our sales performed solidly during our third quarter. This positive sales trending has continued, and actually accelerated, into the start of our fourth quarter. While the consumer spending environment over the holiday season remains uncertain, we feel well positioned from a product and promotional standpoint for the holidays and the winter selling season.”

Quarterly Cash Dividend

The Company’s Board of Directors has declared a quarterly cash dividend of $0.10 per diluted share, which will be paid on December 13, 2013 to stockholders of record as of November 29, 2013.

Guidance

For the fiscal 2013 fourth quarter, the Company expects same store sales in the positive low single-digit range and earnings per diluted share in the range of $0.20 to $0.28. This guidance reflects anticipated expenses associated with the development of the Company’s new e-commerce platform of approximately $0.02 per diluted share. For purposes of comparison to the prior year, the Company’s same store sales increased 6.5% and earnings per diluted share were $0.19 for the fourth quarter of fiscal 2012.

Store Openings

During the third quarter of fiscal 2013, the Company opened five new stores, two of which were relocations, and closed one store as part of a relocation, ending the quarter with 420 stores in operation. During the fiscal 2013 fourth quarter, the Company anticipates opening nine new stores. For the fiscal 2013 full year, the Company anticipates opening 15 net new stores.

Conference Call Information

The Company will host a conference call and audio webcast today, October 29, 2013, at 2:00 p.m. Pacific (5:00 p.m. EDT) to discuss financial results for the third quarter of fiscal 2013. To access the conference call, participants in North America should dial (888) 437-9445, and international participants should dial (719) 325-2463. Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.big5sportinggoods.com. Visitors to the website should select the “Investor Relations” link to access the webcast. The webcast will be archived and accessible on the same website for 30 days following the call. A telephone replay will be available through November 5, 2013 by calling (877) 870-5176 to access the playback; passcode is 2202220.

About Big 5 Sporting Goods Corporation

Big 5 is a leading sporting goods retailer in the western United States, operating 420 stores in 12 states under the “Big 5 Sporting Goods” name as of the end of the fiscal quarter ended September 29, 2013. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, winter and summer recreation and roller sports.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, continued or worsening weakness in the consumer spending environment and the U.S. financial and credit markets, fluctuations in consumer holiday spending patterns, breach of data security or other unauthorized disclosure of sensitive personal or confidential information, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, changes in the current market for (or regulation of) firearms, ammunition and certain related accessories, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, higher than expected costs related to the development of Big 5’s new e-commerce platform or delay in completing the e-commerce platform, litigation risks, disruption in product flow, changes in interest rates, credit availability, higher costs associated with sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for fiscal 2012 and Quarterly Report on Form 10-Q for the second quarter of fiscal 2013. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

# # #

FINANCIAL TABLES FOLLOW

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	September 29, 2013	December 30, 2012
ASSETS
Current assets:
Cash and cash equivalents	$4,931	$7,635
Accounts receivable, net of allowances of $135 and $99, respectively	11,398	15,297
Merchandise inventories, net	287,939	270,350
Prepaid expenses	9,052	8,784
Deferred income taxes	10,696	9,905

Total current assets	324,016	311,971

Property and equipment, net	73,111	72,089
Deferred income taxes	14,241	14,795
Other assets, net of accumulated amortization of $828 and $637, respectively	3,255	3,372
Goodwill	4,433	4,433

Total assets	$419,056	$406,660

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$96,562	$92,688
Accrued expenses	64,046	67,553
Current portion of capital lease obligations	1,714	1,720

Total current liabilities	162,322	161,961

Deferred rent, less current portion	20,768	21,386
Capital lease obligations, less current portion	1,885	2,855
Long-term debt	37,939	47,461
Other long-term liabilities	8,858	8,577

Total liabilities	231,772	242,240

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, authorized 50,000,000 shares; issued 24,332,942 and 23,783,084 shares, respectively; outstanding 22,291,106 and 21,741,248 shares, respectively	244	238
Additional paid-in capital	109,376	102,658
Retained earnings	103,604	87,464
Less: Treasury stock, at cost; 2,041,836 shares	(25,940)	(25,940)

Total stockholders’ equity	187,284	164,420

Total liabilities and stockholders’ equity	$419,056	$406,660

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	13 Weeks Ended		39 Weeks Ended
	September 29, 2013	September 30, 2012	September 29, 2013	September 30, 2012
Net sales (1)	$259,121	$251,774	$745,286	$696,882
Cost of sales	171,331	167,901	497,348	472,505

Gross profit (1)	87,790	83,873	247,938	224,377
Selling and administrative expense (1) (2) (3)	72,432	70,384	209,540	205,560

Operating income	15,358	13,489	38,398	18,817
Interest expense	395	469	1,266	1,645

Income before income taxes	14,963	13,020	37,132	17,172
Income taxes	5,825	4,851	14,376	6,289

Net income (1) (2) (3)	$9,138	$8,169	$22,756	$10,883

Earnings per share:
Basic	$0.42	$0.38	$1.05	$0.51

Diluted (1) (2) (3)	$0.41	$0.38	$1.03	$0.50

Dividends per share	$0.10	$0.075	$0.30	$0.225

Weighted-average shares of common stock outstanding:
Basic	21,933	21,325	21,700	21,413

Diluted	22,231	21,480	22,032	21,588

(1)

In the third quarter of fiscal 2013, the Company recorded a pre-tax charge of $1.3 million for legal settlements, of which $0.3 million was classified as a reduction to net sales and $1.0 million was classified as selling and administrative expense. This charge reduced net income by $0.8 million, or $0.04 per diluted share.

(2)

In the third quarter and 39 weeks ended September 30, 2012, the Company recorded pre-tax charges of $0.4 million and $1.1 million, respectively, related to store closing costs. These charges reduced net income in the same periods by $0.3 million and $0.7 million, respectively, or $0.01 per diluted share and $0.03 per diluted share, respectively. These charges were recorded in selling and administrative expense.

(3)

In the third quarter and 39 weeks ended September 29, 2013, the Company recorded a pre-tax non-cash impairment charge of $0.1 million and in the 39 weeks ended September 30, 2012, the Company recorded a pre-tax non-cash impairment charge of $0.2 million related to certain underperforming stores. These charges reduced net income by $44,000, or $0.00 per diluted share, in the third quarter and 39 weeks ended September 29, 2013, and $0.1 million, or $0.01 per diluted share, in the 39 weeks ended September 30, 2012. These charges were recorded in selling and administrative expense.